Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-112302) and in the Registration Statements of Form S-8 (File No. 33-37306) and (File No. 333-120534) of Canyon Resources Corporation of our reported dated March 19, 2004, except Note 17(a) and 17(b), which appear in the financial statements included in the Company’s Form 10-K Amendment No. 2 for the year ended December 31, 2003 and are not presented herein, as to which the dates are May 27, 2004 and October 25, 2004, respectively, relating to the financial statements, which appear in this Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading of “Experts” in such Form S-3.

Denver, Colorado
March 15, 2005